Exhibit 99.1

ACHILLION PHARMACEUTICALS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

NEW HAVEN, Conn. (February 11, 2015) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) announced today the pricing of an underwritten public offering of 12,000,000 shares of its common stock at a price to the public of $10.25 per share. All of the shares in the offering will be sold by Achillion. The net proceeds to Achillion from the sale of the shares, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $115.3 million. The offering is expected to close on February 18, 2015, subject to customary closing conditions. Leerink Partners LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers, Wells Fargo Securities, LLC is acting as lead manager, and JMP Securities LLC is acting as co-manager for the offering.

Achillion has granted the underwriters a 30-day option to purchase up to an additional 1,800,000 shares of its common stock on the same terms and conditions. The expected net proceeds to Achillion referenced above do not include any net proceeds that Achillion would receive if the underwriters exercise such option.

The offering is being made by Achillion pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, can be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by phone at 1-800-808-7525, ext. 6142, or by email at Syndicate@leerink.com or from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, or by phone at 1-800-503-4611, or by email at prospectus.CPDG@db.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or other jurisdiction.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s pipeline is currently focused on small molecule therapeutics for infectious disease and complement-related diseases.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to Achillion’s plans to consummate its proposed public offering. Achillion may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, the satisfaction of customary closing conditions related to the proposed public offering, Achillion’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. These and other risks are described in the reports filed by Achillion with the SEC, including under the caption “Risk Factors” included in Achillion’s current report on Form 8-K filed with the SEC on February 11, 2015, Achillion’s preliminary prospectus supplement filed with the SEC on February 10, 2015, and in other filings that Achillion makes with the SEC.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact:	Investors:

Glenn Schulman	Mary Kay Fenton

Achillion Pharmaceuticals, Inc.	Achillion Pharmaceuticals, Inc.

Tel. (203) 624-7000	Tel. (203) 624-7000

gschulman@achillion.com	mfenton@achillion.com

Investors:

Tricia Truehart

The Trout Group, LLC

Tel. (646) 378-2953

ttruehart@troutgroup.com